EXHIBIT 99.A
News
For Immediate Release

El Paso Production Holding Company Receives Waiver of Indenture
Default

HOUSTON,  TEXAS, July 9, 2004-El Paso Production Holding  Company
(EPPH), a subsidiary of El Paso Corporation (NYSE: EP), today announced that it has entered into an agreement with the holders of a majority of its 7 3/4-percent Senior Notes due 2013, issued and outstanding under the indenture dated May 23, 2003. The agreement with the noteholders provides for a waiver of the breach by EPPH of its covenant to timely file its annual and quarterly reports with the Securities and Exchange Commission. The waiver will be effective until December 31, 2004. In connection with the waiver, EPPH has agreed to modify the covenants under this indenture with respect to affiliated party transactions. In particular, the agreement prohibits certain affiliated party transactions in excess of $100 million if the transactions would have a negative effect on EPPH's ratio of debt to proved reserves or its ratio of debt to EBITDA. The company does not anticipate these changes will impact the manner in which EPPH is managed.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America's largest natural gas pipeline system and one of North America's largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, any developments arising from additional reviews of the reserve revisions performed internally or by independent counsel to the Audit Committee; the extent and time periods involved in the restatement of our prior years' financial results; the upcoming discussions with the SEC regarding the company's plan for restatement of prior years' financial results; the potential impact of the restatement of financial results on our access to capital (including borrowings under credit arrangements of us or our affiliates); the availability of certain information required to complete some alternative forms of restatement associated with the reserve revisions; further changes in reserve estimates based upon internal and third party reserve analyses; uncertainties associated with the outcome of governmental investigations; outcome of litigation including shareholder derivative and class actions related to reserve revisions and restatements affecting us or our affiliates; consequences arising from the delay in filing of our periodic reports; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Kim Wallace, Manager
Office:  (713) 420-6330
Fax:     (713) 420-6341